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EXHIBIT 99.1

FOR IMMEDIATE DISTRIBUTION

CONTACT:	Corporate Communications
404-715-2554

Investor Relations
404-715-6679

Delta Air Lines Announces Results of Exchange Offer

ATLANTA, Nov. 24, 2004 – Delta Air Lines, Inc. (NYSE: DAL) announced today the results of its outstanding offer to exchange up to $680 million aggregate principal amount of three series of new senior secured notes to the holders of $2.6 billion aggregate principal amount of outstanding unsecured debt securities and enhanced pass through certificates.

The exchange offer expired at 5:00 p.m. on Nov. 23, 2004. At the expiration time, the following securities had been tendered: $256,823,000 aggregate principal amount of Short-Term Securities, $87,221,000 aggregate principal amount of Intermediate-Term Securities and $263,451,000 aggregate principal amount of Long-Term Securities.

All of the conditions with respect to the validly tendered Short-Term Existing Securities were satisfied and settlement will occur promptly. The aggregate principal amount of validly tendered Intermediate-Term Securities and Long-Term Securities did not satisfy the minimum tender conditions and accordingly, those securities will be returned to the tendering holders. Delta will use the collateral originally reserved for the Intermediate and Long-Term Securities to secure alternative financing.

The offer to exchange was made only to “qualified institutional buyers,” as such term is defined in Rule 144A under the Securities Act of 1933, as amended.

The new notes will not be registered under the Securities Act of 1933, or any state securities laws. Therefore, the new notes may not be offered or sold in the United States absent an exemption from the registration requirements of the Securities Act of 1933 and any applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy the new notes.

Statements in this news release that are not historical facts, including statements regarding Delta’s estimates, beliefs, expectations, intentions, strategies or projections, may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, beliefs, expectations, intentions, strategies and projections reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, our ability to reduce operating expenses, our ability to obtain necessary financing or debt payment deferrals to meet our liquidity needs, our pension plan funding obligations, pilot early retirements, the cost of aircraft fuel, the effect of credit ratings downgrades, interruptions or disruptions in service at one of our hub airports, our increasing dependence on technology in our operations, the outcome of negotiations on collective bargaining agreements and other labor issues, the effects of terrorist attacks, restructurings by competitors and competitive conditions in the airline industry. Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in Delta’s Securities and Exchange Commission filings, its Form 10-Q for the quarter ended Sept. 30, 2004, filed with the commission on Nov. 15, 2004. Caution should be taken not to place undue reliance on Delta’s forward-looking statements, which represent Delta’s views only as of Nov. 24, 2004, and which Delta has no current intention to update.

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